                                                                 EXHIBIT 10.34

                   ** Portions of this Exhibit Redacted **

                                [LETTERHEAD]



BY FAX                                 March 4, 1997


Mr. Gregory A. Hahn
President and C.E.O.
Summo Minerals Corporation
900 Denver Center Building
1776 Lincoln St.
Denver, CO 80203


Re: Commitment - Lisbon Valley Copper Project (the "Project") $45 Million Financing

Dear Mr. Hahn:


We are pleased to inform you that we have received credit approval for the above referenced $45 million project financing facility (the "Facility"). This letter will serve as ING (US) Capital Corporation's ("ING Capital") commitment to underwrite $27.5 million of the Facility, subject to the terms and conditions set forth in the attached Definitive Term Sheet and completion of ING Capital's legal and technical due diligence. It is our understanding that the Facility's co-underwriter, Heller Financial, Inc. has also received the requisite credit approvals and will, under separate cover, confirm to you their firm commitment to underwrite $17.5 million of the Facility.

As discussed, the attached Definitive Term Sheet incorporates the revisions agreed to by ING Capital, including the following:

1. The Ore Reserves will be increased to permit at least two additional years of production as a condition of Commercial Completion.

2. The Economic Test for Commercial Completion will require achieving the following Debt Coverage Ratios:

              Life of Loan                            at least 1.50
              Life of Reserves                        at least 1.75

3.  Following Commercial Completion, distributions of Cash Flow
    Participation will be permitted so long as there exist no events of default and the Debt Coverage Ratio is at least 1.50.

We are at this time not able to commit to the $7.0 million hedging facility. We see this facility as being in the best long term interest of the Borrower. We propose to revisit this matter and to give it consideration within the next twelve months.


                                   ING GROUP
              135 East 57h Street New York, New York 10022-2101
                Telephone: (212) 446-1500 Fax: (212) 644-0428
              Telex: TRT 177792 RCA INTL 238686 ITT INTL 428379

Mr. Gregory A. Hahn
March 4,1997
Page 2 of 2


If you are in agreement with the foregoing and the terms and conditions provided for in the attached Definitive Term Sheet, please sign in the space provided below and return a signed copy to my attention prior to the close of business on March 7, 1997. Please be advised that the contents of this letter (including the attached Definitive Term Sheet) are confidential and may not be disclosed to any third party (other than your legal or accounting advisors) without the prior written consent of ING Capital and Heller.

In addition, by signing below, you agree to jointly and severally indemnify and hold harmless ING Capital and each of its directors, officers, employees and affiliates (collectively, the "Indemnified Parties") from and against any damages, losses, claims, liabilities, demands, charges, suits, costs and expenses (including court costs and reasonable attorneys' fees and expenses) (collectively, the "Indemnifiable Costs"), which any Indemnified Parties may sustain, or to which any of the Indemnified Parties may be subject, or which in any way relate to or result from the Project, this letter, the attached Definitive Term Sheet or the financing contemplated thereby (other than those Indemnified Costs which result primarily from the gross negligence or willful misconduct of such Indemnified Parties). The provisions of this paragraph shall survive any termination of this letter or the attached Definitive Term Sheet.

Again we are pleased to lead this transaction and very much look forward to working with you and your team on this exciting project.

                                              Sincerely,
                                         ING (U.S.) Capital Corporation

                                              /s/ Ricardo M. Campoy
                                              Ricardo M. Campoy
                                              Managing Director

AGREED AND ACCEPTED                      AGREED AND ACCEPTED:
this 5th day of March 1997               this 5th day of March 1997
on behalf of SUMMO MINERALS CORPORATION  on behalf of SUMMO USA CORPORATION


By:   /s/ Gregory D. Hahn                 By:   /s/ James D. Hahn
      -----------------------                   ---------------------
Name: Gregory D. Hahn                     Name: James D. Hahn
      -----------------------                   ---------------------
Title: President and CEO                  Title: V.P. Finance and CFO
      -----------------------                   ---------------------

cc: Mr. Mark Condon
    James H. Dunnett
    Hovey Kemp

                                 [LETTERHEAD]



                                        March 5, 1997

Summo Minerals Corporation
Summo USA Corporation
900 Denver Center Building
1776 Lincoln Street
Denver, CO 80203
Attn: Mr. Gregory A. Hahn

      Re: Commitment - Lisbon Valley Copper Project (the "Project") $45 Million Financing

Dear Mr. Hahn:

We are pleased to inform you that we have received credit approval for the above referenced $45 million project financing facility (the "Facility"). This letter will serve as Heller Financial Inc.'s ("Heller") commitment to underwrite $17.5 million of the Facility, subject to the terms and conditions set forth in the attached Definitive Term Sheet and completion of Heller's legal and technical due diligence.

If you are in Agreement with the foregoing and the terms and conditions provided for in the attached Definitive Term Sheet presented by Heller and ING (U.S.) Capital Corporation ("ING Capital"), please sign in the space provided below and return a signed copy to my attention prior to the close of business on March 7, 1997. Please be advised that the contents of this letter (including the attached Definitive Term Sheet) are confidential and may not be disclosed to any third party (other than your legal or accounting advisers) without the prior written consent of Heller and ING Capital.

In addition, by signing below, you agree to jointly and severally indemnify and hold harmless Heller and each of its directors, officers, employees and affiliates (collectively, the "Indemnified Parties") from and against any damages, losses, claims, liabilities, demands, charges, suits, costs and expenses (including court costs and reasonable attorneys' fees and expenses) (collectively, the "Indemnifiable Costs"), which any Indemnified Parties may sustain, or to which any of the Indemnified Parties may be subjected, or which in any way relate to or result from the Project, this letter, the attached Definitive Term Sheet or the financing contemplated thereby (other than those Indemnifiable Costs which result primarily from the gross negligence or willful misconduct of such Indemnifiable Parties). The provisions of this paragraph shall survive any termination of this letter or the attached Definitive Term Sheet.

Mr. Gregory A. Hahn
March 5, 1997
Page 2

     Again, we are pleased to be taking part in this transaction and very much look forward to working with you and your team on this exciting project.

                                       Sincerely,
                                       HELLER FINANCIAL. INC.

                                       /s/ Mark S. Condon
                                       Mark S. Condon
                                       Vice President

AGREED AND ACCEPTED:

SUMMO MINERALS CORPORATION

By:       /s/ Gregory A. Hahn
    -----------------------------
    Name: Gregory A. Hahn
          -----------------------
   Title: President and CEO
          -----------------------

SUMMO USA CORPORATION

By:     /s/ James D. Frank
    -----------------------------
    Name:  James D. Frank
          -----------------------
   Title: V.P. Finance and CFO
          -----------------------

cc: Ricardo M. Campoy

                            DEFINITIVE TERM SHEET

THE PROJECT:      The development, construction, and operation of copper
                  mining facilities within the mining claims at Lisbon Valley in east central Utah, as described in the October 1996
                  Update of Feasibility Study prepared by Roberts & Schaefer
                  (the "Feasibility Study").

BORROWER:         A newly formed special purpose company, as sole owner and
                  operator of the Project.

GUARANTORS:       Summo USA Corporation, a US corporation, and;
                  Summo Minerals Corporation, a Canadian corporation.

AGENT &           ING Capital.
ARRANGER:

UNDERWRITERS:     ING Capital and Heller Financial, Inc.

LENDERS: ING Capital and Heller Financial, Inc. and one or more financial institutions acceptable to the Underwriters, the Borrower, and the Guarantors.

FACILITY:         The Underwriters commit to provide their respective share
                  for up to a $45.0 million senior credit facility as detailed below:

                       ING Capital               $27.5 million

                       Heller Financial, Inc.    $17.5 million

EQUITY: The Borrower will place, in cash, a minimum of $13.2 million into the Proceeds Account to satisfy the Lenders that these funds are available for the Project prior to drawdown of the Facility.

PURPOSE: Drawdowns to be used solely to fund expenditures identified in the following Sources and Uses:

                  SOURCES:    MILLION  USES:                          MILLION
                  -------------------  ---------------------------------------
                  Equity         13.2  Construction Costs               $42.0
                  Debt facility  45.0  Working Capital & Preprodn         4.6
                                       Capitalized Interest & Fees        3.0
                                       Contingency                        3.6
                                                                         ----
                                                                         53.2
                                       Debt Service Reserve               5.0
                                                                         ----
                    Total       $58.2    Total                          $58.2
                                -----                                    ----
                                -----                                    ----

AVAILABILITY:     The Facility will be drawn on the basis of an agreed
                  Development and Operating Plan, each draw being no more frequently than monthly, and each draw to be approved/certified by the Independent Engineer.

FINAL             No later than December 31, 2005.
MATURITY:

SCHEDULED         Facility repayments shall be in quarterly installments
REPAYMENTS:       commencing six months after Commercial Completion, but not later than March 31, 1999. The anticipated repayment schedule (Exhibit I) is structured in recognition of the Project's currently projected Cash Available for Debt
                  Service.

MANDATORY         Mandatory Repayments equal to the Prescribed Percentage of
REPAYMENTS:       Excess Cash Flow will be made quarterly within 45 days of
                  quarter-end. Mandatory Repayments will be applied to Scheduled Repayments in their inverse order of maturity.
                  Following achievement of Commercial Completion, the Prescribed Percentage will be 50%, except that, if the then
                  Ore Reserves provide for a mine life of 24 months or more beyond Final Maturity, then, if the lower of the Debt
                  Coverage Ratio and Historic Debt Coverage Ratio is between
                  1.5 and 2.0, the Prescribed Percentage for that quarter will be 25%, and if it is greater than 2.0, then 0%.

VOLUNTARY         The Borrower may prepay all or a portion of outstandings
REPAYMENTS:       without penalty, such prepayments to be applied in their
                  inverse order of maturity. The Borrower will reimburse
                  Lenders for funding costs associated with making repayments on non-interest rollover dates.

EXCESS CASH       Cash Available for Debt Service less Debt Service.
FLOW:

CASH AVAILABLE    Gross revenue less all associated royalties, cash
FOR DEBT          production costs, taxes, non-discretionary capital
SERVICE:          expenditures, and working capital changes.

DEBT SERVICE:     Scheduled principal and interest payments.

ORE RESERVES:     Those ore reserves certified by the Independent Engineer as being proven and probable.

CAPITAL           Those expenses necessary for the development of the Project
EXPENDITURES:     and which will be more fully described in the Development
                  Plan.

DEBT COVERAGE     Debt Coverage Ratio shall be the ratio of Cash Available
RATIO:            For Debt Service plus the balance in the Debt Service
                  Reserve to Debt Service through the Facility's Final
                  Maturity as projected under the Development and Operating
                  Plan. Gross revenue will be calculated using the actual hedged price for all future hedged production, and the unhedged price for the balance. The unhedged price will be the lesser of (1) the average of the historic 12 monthly spot price, (2) the then spot price and (3) the average of the future 12 month LME forward price.

                   ** Portions of this Page Redacted **

HISTORIC DEBT     Historic Debt Coverage Ratio shall be the ratio of Cash
COVERAGE          Available for Debt Service to Actual Debt Service (interest
RATIO:            due and scheduled principal due) over the prior
                  four-quarter period to date of calculation.

PROCEEDS          All proceeds for project development derived from Equity
ACCOUNT &         and the Facility, operating cash flows, commodity hedges,
PRIORITY:         sales of assets, insurance payments, etc., will be
                  deposited in the Borrower's Proceeds Account. During construction a construction sub-account will be operative.
                  During the operating phase all transactions will be shifted to the operating sub-account. All disbursements from these sub-accounts will be made in the following priority: (i) taxes; (ii) project development costs, Contingency, and initial Debt Service Reserve; (iii) all operating and maintenance costs, working capital, and non-discretionary capital requirements; (iv) debt service; (v) top up of Debt Service Reserve (if deficient) or reimbursement to Summo of excess over its initial $5.0 million funding; (vi) reimbursement to Summo of unused Contingency amount; (vii) cash flow split to Underwriters and Summo; and (viii) discretionary expenditures.

INTEREST RATE:    LIBOR plus a margin of [**Redacted -- Confidential Treatment
                  Sought**]% p.a. prior to Commercial Completion and [**Redacted -- Confidential Treatment Sought**]% p.a.
                  following Commercial Completion. The Borrower may select interest periods of 1, 2, 3, or 6 months. Interest to be paid on the last day of each interest period, but at least quarterly.

ACCEPTANCE        A $[**Redacted -- Confidential Treatment Sought**] fee was
FEE:              paid to the Underwriters on the basis of the Guarantors'
                  acceptance of the Definitive Term Sheet under cover letter dated December 26, 1996. With delivery of the Underwriters' firm commitment, this fee has been earned.

AGENT FEE:        $[**Redacted -- Confidential Treatment Sought**] p.a. will be paid to the Agent annually in advance at Closing and annually thereafter.

ARRANGEMENT       [**Redacted -- Confidential Treatment Sought**]% of the
FEE:              Facility to be paid at Closing to the Arranger  (i.e.
                  $[**Redacted -- Confidential Treatment Sought**]).

FRONT END FEE:    [**Redacted -- Confidential Treatment Sought**]% of the
                  principal amount of the Facility, less the Acceptance Fee payable to the Underwriters at Closing (i.e. $[**Redacted --
                  Confidential Treatment Sought**]).

COMMITMENT        [**Redacted -- Confidential Treatment Sought**]% p.a., payable
FEE:              quarterly in arrears, on the unutilized amounts under the
                  Facility, but limited to the amounts not drawndown against an agreed drawdown schedule.

CASH FLOW         For underwriting the Facility, the Underwriters will be
PARTICIPATION:    granted additional consideration in the form of 13.5%
                  (carried) of the Project's Excess Cash Flow calculated before income taxes over the first 382 million pounds of copper sold. Cash flow participations will be paid quarterly within 45 days of quarter-end and will be annually adjusted.

HEDGING           No hedging requirements will be imposed on the Borrower.
REQUIREMENTS:

SECURITY:         Prior to Commercial Completion to include, without
                  limitation (except that if the Borrower is a newly formed
                  LLC, then this security will be restructured appropriately):

                  (1) First and floating priority liens and/or assignments on all of the Borrower's assets, construction/proceeds accounts, insurance policies, contracts, rights, permits that are required under the Facility, and are necessary to the Borrower's business, and to the Project's development, operations, and sale of Product.

                  (2) Pledge of the Guarantors' stock in the Borrower.

                  (3) The Guarantors' full and unconditional guarantee of the
                      Borrower's obligations under the Facilities.

                  (4) Negative pledge over Guarantors' other assets.

                  Following Commercial Completion, to include, without limitation, only (1) and (2) above.

DEBT SERVICE      The Debt Service Reserve will be maintained with a balance
RESERVE:          at least equaling the next 2 quarters' Scheduled Debt
                  Service and budgeted capital expenditures, but in any event not less than $5.0 million. Distributions from the Debt
                  Service Reserve will be permitted to meet these obligations to the extent that funds are not available from other sources.

PHYSICAL AND      Subject to absence of Events of Default and of Material
COMMERCIAL        Adverse Effect, the date upon which the Independent
COMPLETION:       Engineer has determined to the Underwriters'
                  satisfaction that the Project's construction and development is physically complete and that its operating performance over an agreed period of time (e.g. 90 consecutive days) generally accords with the Feasibility
                  Study's projections upon which the Lenders' credit evaluation was predicated (see Exhibit II for examples).

CONDITIONS        The drawdown under the Facility shall be subject to certain
PRECEDENT TO      conditions, including, without limitation, absence of
DRAWDOWN OF       Events of Default and of Material Adverse Effect, and the
THE FACILITY:     Underwriters' satisfaction with the following:

                  (1) Loan and Security documentation with related legal
                      opinions.

                  (2) Assurances as to the corporate existence and authority of the Borrower and the Guarantor.

                  (3) The Independent Engineer's technical and environmental review of the Project.

                  (4) The Independent Insurance Advisor's opinion that there is usual and adequate insurance policies with respect to the Borrower's business and the Project's assets.

                  (5) Evidence of the necessary regulatory approvals,
                      licenses, authorizations, and permits having been issued for the Project.

                  (6) Funding of Equity.

                  (7) EPCM and contract mining contracts satisfactory to the
                      Underwriters. EPCM contract to be fixed cost with respect to the Construction Costs and include liquidated damages equal to at least 15% of such Construction Costs.

                  (8) A detailed project Development and Operating Plan.

                  (9) Other documents and third party consents and approvals as the Underwriters and their Legal Counsel shall deem necessary or appropriate.

BORROWER'S        To include, without limitation:
COVENANTS:
                  (1) Usual reporting requirements including notifications,
                      audited financials, monthly Project construction and operating reports, and quarterly operating plans. The Lenders reserve the right to have such information audited by the Independent Engineer.

                  (2) No additional indebtedness, nor liens and encumbrances with respect to Security, except in regard to equipment lease finance attendant to the Brown & Root contract or, for reasonable purposes in the normal course of business.

                  (3) Achieve Commercial Completion by no later than
                      December 31, 1998.

                  (4) Maintain the Debt Coverage Ratio greater than or equal to 1.25, calculated up to Final Maturity and a Historic Debt Coverage Ratio greater than or equal to 1.25. Failure to meet either test will result in the Prescribed Percentage being 100% of Excess Cash Flow and will be an Event of Default.

                  (5) Distributions of Cash Flow Participation will be
                      permitted after Commercial Completion so long as the Borrower is in compliance and the Debt Coverage Ratio is equal to or greater than 1.5OX.

                  Other covenants to include: limits on hedging; conduct of business; no sale of assets; restricted payments (capital expenditures); and insurance proceeds.

GUARANTORS'       To include, without limitation:
COVENANTS:
                  (1) Until Commercial Completion, maintain a net worth of at least $20,000,000, such figure to be revised upward in the event of a successful equity offering prior to Closing.

                  (2) Until Commercial Completion, maintain current assets in excess of current liabilities of at least 3,000,000.

                  (3) Until Commercial Completion, incur no additional
                      indebtedness.

                  (4) Maintain 100% ownership of the Borrower.

                  (5) Assumption of the Borrower's income tax liabilities.

OTHER TERMS &     Representations & Warranties, Events of Default, Material
CONDITIONS:       Adverse Effect, and other terms and conditions usual for
                  Facilities as described herein.

EXPENSES:         All consulting, legal, and any other out-of-pocket expenses incurred by the Lenders in connection with the Facility due diligence, credit preparation, negotiation, documentation, execution, administration, and enforcement shall be for the account of the Borrower. These expenses will remain the Borrower's responsibility in the event that for whatever reason the transaction does not close.

EXCLUSIVITY       The Borrower and the Guarantors undertake not to solicit or
& COMMITMENT:     negotiate with other parties for the provision of competing financing for the Project for a period of 120 days commencing on January 2, 1997 (i.e. from acceptance of the Definitive Term Sheet dated December 26, 1996). The
                  Underwriters' commitment will terminate at the end of this period.

CONFIDENTIALITY:  Borrower, Guarantors, and any of their affiliates agree to not release any material terms contained herein to third parties not related to this transaction, without the written consent of the Underwriters, except as required by law. Any press releases regarding the Facility are to be agreed in advance with the Underwriters.

INDEPENDENT       The Winters Company.
ENGINEER:

LEGAL COUNSEL:    Davis Graham & Stubbs.

GOVERNING LAW/    This Definitive Term Sheet and all other subsequent credit
JURISDICTION/     documentation among the Lenders, the Borrower, and the
JURY TRIAL        Guarantor will be governed by and construed in
WAIVER:           accordance with the laws of the State of New York
                  (excluding any conflict of laws provisions). The parties hereto hereby waive all rights to a trial by jury with respect to the matters set forth herein.

                                   EXHIBIT I

                              REPAYMENT SCHEDULE
                                    ($ 000)

                                                      TOTAL             TOTAL
YEAR #            YEAR            QUARTER            QUARTER            ANNUAL
  1               1998              1st
                                    2nd
                                    3rd
                                    4th
                                  --------------------------------------------
  2               1999              1st               $1,250
                                    2nd               $1,250
                                    3rd               $1,250
                                    4th               $1,250
                                  --------------------------------------------
                                                                        $5,000
  3               2000              1st               $1,250
                                    2nd               $1,250
                                    3rd               $1,250
                                    4th               $1,250
                                  --------------------------------------------
                                                                        $5,000
  4               2001              1st               $1,250
                                    2nd               $1,250
                                    3rd               $1,250
                                    4th               $1,250
                                  --------------------------------------------
                                                                        $5,000
  5               2002              1st               $1,250
                                    2nd               $1,250
                                    3rd               $1,250
                                    4th               $1,250
                                  --------------------------------------------
                                                                        $5,000
  6               2003              1st               $1,750
                                    2nd               $1,750
                                    3rd               $1,750
                                    4th               $1,750
                                  --------------------------------------------
                                                                        $7,000
  7               2004              1st               $2,250
                                    2nd               $2,250
                                    3rd               $2,250
                                    4th               $2,250
                                  --------------------------------------------
                                                                        $9,000
  8               2005              1st               $2,250
                                    2nd               $2,250
                                    3rd               $2,250
                                    4th               $2,250
                                  --------------------------------------------
                                                                        $9,000

                                   Total                               $45,000
                                                                 -------------
                                                                 -------------

                                  EXHIBIT II

                         PHYSICAL COMPLETION EXAMPLE

1. The plant, equipment, and related infrastructure have been completed and installed essentially as described in the Feasibility Study
    [Development and Operating Plan and/or EPCM Contract] and shall have been commissioned.

2. All construction costs have been paid in full and the Project shall be free and clear of any lien, charge or encumbrance of any kind not permitted under the loan documents and free and clear of any materialmen's liens arising in connection with the construction of the Project.

3. All governmental, regulatory and third party permits, licenses, consents and approvals necessary for a continuous operation of the Project in accordance with the Feasibility Study are in full force and effect.

4. Management and a work force in appropriate numbers and with the appropriate qualifications are on the job in accordance with good mine operating practice.

5. The required insurance is in full force and effect as certified by the Independent Insurance Advisor.

                      COMMERCIAL COMPLETION TEST EXAMPLES

Commercial Completion shall occur on the date on which (a) there is no Default or Event of Default and (b) the Independent Engineer submits to the Agent a certificate stating that (i) the conditions set forth below have occurred and are correct and (ii) the conditions required for Physical Completion continue to be satisfied by the Borrower.

1. For 30 consecutive days, after pregnant leach solution ("PLS") strengths and flows have been built up to permit the continuous, full operation of the solvent extraction and electrowinning plants, the Project has produced at least [xx] tons of Class I copper cathodes meeting LME "A" Grade specifications ("Product") during which period such production has totaled at least [yy] tons for 10 consecutive days.

2. For 90 consecutive days following satisfaction of the test set forth in paragraph 1 above, cumulative production of Product has been no less than 90% of cumulative copper cathode production calculated in accordance with the Feasibility Study to be recoverable from the actual ore placed and leached on the heap leach pad since Physical Completion.

3. The Ore Reserve as defined in the Feasibility Study has been increased in an amount sufficient to allow at least an additional two years of full production;

4. The cumulative grade, tonnage and contained copper of at least [X,000,000] consecutive tons measured by the plant head sampling systems have each been no less than 90 percent of the cumulative grade, tonnage and contained copper of Ore Reserves fed to the plant, such Ore Reserves, together with Ore Reserves within stockpiles and planned open pits, being sufficient to sustain no less than 90% of the ore and Product production forecasted by the Feasibility Study.

5. For 30 consecutive days within the test period referenced in paragraph 2 above, aggregate operating costs per ton of ore mined and processed and per pound of Product produced have each been less than 110% of the Feasibility Study's unescalated unit operating costs projected for the Ore Reserves mined and processed. Operating costs shall include all direct and indirect cash costs incurred by the Project toward the production and sale of Product.

6. For 30 consecutive days within the test period referenced in paragraph 3 above, at least (Y,000,000) tons of ore and waste have been mined and delivered to their respective crusher, stockpile and waste disposal areas during which time such mining rate has exceeded (Z,000) ton per day for 10 days.

7. For 30 consecutive days within the test period referenced in paragraph 3 above, at least (A,000) tons of ore has been crushed to 100% at minus (P) in. during which time such crushing rate has exceeded (B,000) tons per day for 10 days.

8. For 30 consecutive days within the test period referenced in paragraph 3 above, at least (C,000) tons of crushed ore has been conveyed and stacked on the heap leach pads during which time such delivery rate has exceeded (D,000) tons per day for 10 days.

9. For 30 consecutive days within the test period referenced in paragraph 3 above, the flowrate of PLS to the solvent extraction circuit shall average the equivalent of at least (H,000) kilograms per hour of copper contained in PLS.

ECONOMIC TEST

In lieu of the tests set forth in paragraphs 5 through 8 above, the Borrower may elect to satisfy an economic test to be agreed between the Borrower and the Lenders. For example, to meet the Economic Test, the Debt Coverage Ratio shall be shown to be in excess of 1.50 for the period remaining to Final Maturity and 1.75 for the period to end of reserve life.